Exhibit 10.17

First Citizens Bank and Trust Company

PERSONAL & STRICTLY CONFIDENTIAL

July 30, 2012

Craig Nix

Re:    Participation in the First Citizens Bank Long-Term Compensation Plan

Dear Craig:

Congratulations! You have been selected to participate in the First Citizens Bank Long-Term Compensation Plan and granted an award related to 2011 performance, subject to the terms of the Plan. The Bank developed and adopted the Plan as a means to reward certain key associates.

Under the terms of the Plan, awards may be granted each year. As such, the Bank's Compensation Committee approved a 2011 Performance Award for you in the amount of $85,000.00 (Eighty-five thousand No/100 Dollars). This 2011 Award will be paid within the first two months of 2015 subject to the Plan's terms for payment, your continued employment and execution of, and compliance with, the Confirmation of Non-Solicitation Agreement attached to this letter. The detailed terms are contained in the amended Plan document provided to you with this letter. The Plan and the fact that you have been selected to participate in the Plan are strictly confidential.

You should carefully review all of the enclosed documents:

•	Long Term Compensation Plan Document

•	Beneficiary Designation Form (to be returned only if you have changes to your previous designation)

•	Confirmation of the Non-Solicitation Agreement

•	Award Letter

To signify that you have reviewed these documents, are in agreement and will abide by their terms, please return all signed original documents noted above (including this award letter) to Donna Cook at mail code 994038 no later than Monday, August 20, 2012. You should retain a copy of all documents for your records.

As you review the documents, if you have any questions or need further information, please contact Ben Jolley at 803-931-8672 or Donna Cook at 803-931-8630.

The Bank's Executive Management, Compensation Committee, and Board of Directors are excited to make this special award to you. Thank you for your efforts on behalf of First Citizens. Working together, we can ensure our continued success.

Sincerely,

/s/ Jim B. Apple
Jim B. Apple
Chairman and Chief Executive Officer

AGREED TO: /s/ Craig L. Nix        DATE: August 2, 2012